Exhibit 99.1

FOR IMMEDIATE RELEASE

SurModics, Inc. Reports Fiscal Year 2003 Results

Record Annual Revenue and Earnings
Fourth Quarter Net Income up 71% on 45% Revenue Gain

EDEN PRAIRIE, Minnesota — October 29, 2003 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification solutions to medical device manufacturers, today reported record financial results for the fiscal year ended September 30, 2003.

     Fiscal year 2003 revenue was $43.2 million, an increase of 47% over fiscal year 2002 revenue of $29.5 million. Income from operations grew 93% to $20.6 million. Net income was $13.9 million, or $.78 per diluted share, an increase of 79% from fiscal year 2002 net income of $7.8 million, or $.44 per diluted share.

     Fourth-quarter revenue rose 45% to $12.6 million, from $8.7 million in the prior-year period. Income from operations was $6.8 million, a 90% increase from $3.6 million in the year-ago period. Net income increased 71% to $4.4 million, or $.25 per diluted share, from $2.6 million, or $.15 per diluted share in the fourth quarter of fiscal year 2002.

     “I am pleased to report another year of record financial performance for SurModics,” said Dale Olseth, Chairman and CEO. “We had strong results in many areas of our business, but I’m particularly pleased with the contribution stemming from our relationship with Cordis Corporation, a Johnson & Johnson company.” Fiscal fourth-quarter results include the first full quarter of royalties from US sales of CYPHER, Cordis’ drug-eluting coronary stent that uses SurModics’ polymer matrix to enable controlled release of the drug. CYPHER received FDA approval on April 24, 2003.

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SurModics Fiscal Year 2003 Results

     Cordis reported recently that over 200,000 patients worldwide have received a CYPHER stent to date. Olseth commented, “I am delighted that so many people have benefited from the CYPHER stent, an integral component of which is SurModics’ drug delivery polymer matrix.”

     Other recent SurModics highlights include signing 14 new license agreements during fiscal 2003. Of note, as announced previously, one of the licenses is for site-specific drug delivery outside of the cardiovascular market. “We have a polymer matrix that is applicable across many medical specialties and are actively talking with a number of companies who are interested in our technology,” according to Olseth.

     SurModics ended the year with a strong balance sheet, with $97.8 million of total assets, $86.1 million of stockholders’ equity and no debt. As of September 30, 2003, the Company had a cash and investment balance of $45.8 million. Construction of the Company’s new manufacturing facility in Bloomington, MN was completed recently, on time and under budget, and SurModics is making plans to migrate reagent production to the new facility over the next 12 to 24 months, as customer timetables allow.

Outlook

     Looking ahead to fiscal year 2004, SurModics expects a strong first half with substantial growth in revenue and earnings on a year-over-year basis in the first and second quarters. The Company’s second-half results will compare against the higher level achieved in the second half of fiscal 2003, so year-over-year comparisons must be viewed in that light. Furthermore, the uncertainty surrounding when the FDA might grant approval for a competing drug-eluting stent and the subsequent competitive dynamics which could significantly impact CYPHER Stent sales, constrain our ability to project with any degree of certainty our results in the second half of fiscal 2004.

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SurModics Fiscal Year 2003 Results

     Olseth said, “Going forward, we remain optimistic about future opportunities. Given our broad portfolio of patented core technologies and our high visibility and enhanced credibility stemming from recent product successes, we are seeing accelerating customer activity.”

     SurModics will host a Webcast at 4:00 p.m. CT (5:00 p.m. ET) today to discuss the quarterly and annual results. To access the Webcast, go to the investor relations portion of the Company’s Web site, www.surmodics.com, and click on the Webcast icon. If you do not have access to the Internet and want to listen to an audio replay of the fourth quarter conference call, dial 800-405-2236 and enter conference call ID # 555935. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, October 29, until 5:00 p.m. CT on Friday, October 31. In addition, the conference call audio will be archived on the Company’s Web site following the call.

About SurModics, Inc.

     SurModics, Inc., a leading provider of surface modification solutions, licenses its patented coating process to medical device manufacturers around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

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SurModics Fiscal Year 2003 Results

Forward-Looking Statements

Certain statements contained in this report and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast” and similar words or expressions. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. The Company’s forward-looking statements generally relate to its growth strategy, financial results, product development programs, sales efforts, and the impact of the Cordis agreement. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. The Company undertakes no obligation to update any forward-looking statement.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the Company’s forward-looking statements, such factors include, among others: (i) the trend of consolidation in the medical device industry, resulting in more significant, complex and long-term contracts than in the past and potentially greater pricing pressures; (ii) frequent intellectual property litigation in the medical device industry that may directly or indirectly adversely affect our customers ability to market their products incorporating SurModics’ technology; (iii) our ability to protect our own intellectual property; (iv) health care reform efforts and reimbursement rates for medical device products that may adversely affect our customers’ ability to cost-effectively market and sell devices incorporating SurModics’ technology; (v) the Company’s significant dependence upon Cordis, which causes our results to be subject indirectly to factors affecting Cordis and its Cypher stent program, including among others, the rate of market penetration by Cordis, the timing and impact of market introduction of competing products, product safety or efficacy concerns, and intellectual property litigation generally and specifically the litigation involving Boston Scientific Scimed, Inc. and Cordis currently pending in U.S. District Court for the District of Delaware in which each alleges its patent rights are being infringed by the other’s stent; (vi) the Company’s ability to attract new licensees and to enter into agreements for additional product applications with existing licensees, the willingness of potential licensees to sign license agreements under the terms offered by the Company, and the Company’s ability to maintain satisfactory relationships with its licensees; (vii) the success of existing licensees in selling products incorporating SurModics’ technology and the timing of new product introductions by licensees; (viii) the difficulties and uncertainties associated with the lengthy and costly new product development and foreign and domestic regulatory approval processes, such as delays, difficulties or failures in achieving acceptable clinical results or obtaining foreign or FDA marketing clearances, which may result in lost market opportunities or postpone or preclude product commercialization by licensees; (ix) efficacy or safety concerns with respect to products marketed by SurModics and its licensees, whether scientifically justified or not, that may lead to product recalls, withdrawals or declining sales; (x) product liability claims not covered by insurance; (xi) the development of new products or technologies by competitors, technological obsolescence and other changes in competitive factors; (xii) economic and other factors over which the Company has no control, including changes in inflation and consumer confidence; and (xiii) acts of God or terrorism which impact the Company’s personnel or facilities. Many of these factors are outside the control and knowledge of the Company and could result in increased volatility in period-to-period results. Investors are advised not to place undue reliance upon the Company’s forward-looking information and to consult any further disclosures by the Company on this subject in its filings with the Securities and Exchange Commission.

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SurModics, Inc.
Statements of Income
(In thousands, except per share data)

	Year Ended		Three Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

			(Unaudited)
Revenue:
Royalties and license fees	$25,833	$12,493	$8,523	$3,321
Product sales	11,804	9,004	3,048	2,880
Development	5,595	7,991	1,052	2,518

Total revenue	43,232	29,488	12,623	8,719
Operating expenses:
Product	2,649	2,683	696	751
Research & development	11,790	9,714	3,071	2,699
Sales & marketing	2,224	1,568	578	503
General & administrative	5,929	4,814	1,444	1,164

Total operating expenses	22,592	18,779	5,789	5,117

Income from operations	20,640	10,709	6,834	3,602
Investment income	1,859	1,688	336	525

Income before income taxes	22,499	12,397	7,170	4,127
Income tax provision	(8,563)	(4,601)	(2,726)	(1,530)

Net income	$13,936	$7,796	$4,444	$2,597

Basic net income per share	$0.80	$0.46	$0.25	$0.15
Diluted net income per share	$0.78	$0.44	$0.25	$0.15
Weighted average shares outstanding
Basic	17,363	17,017	17,436	17,235
Diluted	17,837	17,822	17,852	17,752

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SurModics, Inc.
Condensed Balance Sheets
As of September 30,
(In thousands)

	2003	2002

Assets
Current assets:
Cash & investments	$6,647	$13,149
Accounts receivable	9,145	5,506
Inventories	863	746
Other current assets	1,104	1,475

Total current assets	17,759	20,876
Property & equipment, net	33,936	18,836
Long-term investments	39,164	30,726
Other assets	6,949	6,810

Total assets	$97,808	$77,248

Liabilities & Stockholders’ Equity
Total current liabilities	$10,027	$5,057
Deferred liabilities	1,667	2,196
Total stockholders’ equity	86,114	69,995

Total liabilities & stockholders’ equity	$97,808	$77,248

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